Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. announces First Quarter 2009 Net Income of $1.5 million, strong loan and deposit growth, and branch expansion.

LOWELL, Mass (April 23, 2009). Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC), parent of Enterprise Bank, announced net income of $1.5 million for the three months ended March 31, 2009, compared to $2.0 million for the three months ended March 31, 2008.  Diluted earnings per share were $0.19 compared to $0.25 for the same period in 2008.

As previously announced on April 21, 2009, the Company declared a quarterly dividend of $0.095 per share to be paid on June 1, 2009, to shareholders of record as of May 11, 2009, compared to a quarterly dividend of $0.09 per share paid on June 2, 2008.

Loans increased by 3% or $27.8 million since December 31, 2008, a quarterly increase which amounts to an annualized growth rate of 12%, and loan quality remains solid. Total deposits, excluding brokered deposits, increased 6% or $52.4 million since December 31, 2008, representing an annualized growth rate of 24%. On January 12, 2009, Enterprise opened its sixteenth branch in Acton, MA and in March 2009, the Company opened a loan production office in Derry, NH.

Chief Executive Officer Jack Clancy commented, “The current environment continues to provide many opportunities for a strong, well-capitalized, local community commercial bank like Enterprise, as demonstrated by our strong loan and deposit growth, as we continue to provide capital to the local businesses in the communities in which we operate. During the quarter, we celebrated the opening of our Acton branch, as well as the Derry loan production office, which was opened in anticipation of our full-service Derry branch that we expect to have in operation in 2009. We are also expanding our presence in Salem, NH and will be relocating to a larger facility on the same property during the second quarter.  This is a testament to the hard work of the Salem team, and our successful expansion in that market.   Although these growth initiatives and accompanying expenses have impacted earnings in the short term, such initiatives are an investment in the long-term growth and value of the Company and are reflective of the opportunities in the marketplace for community banks such as Enterprise. Our Enterprise Bank team continues to grow as the leading, most capable and trusted source of commercial loans, cash management, insurance services, and investment management in our region.”

Founder and Chairman of the Board George Duncan stated, “Enterprise Bank continues to apply its consistent and disciplined lending strategy with ongoing investments in our products, customer service, employees and branch network, allowing us to benefit from the market shift towards community banks. Our strong tradition of community involvement continues with our non-profit collaborative series and philanthropic activity.  Given the current economic environment, we believe that these efforts are extremely important.  We are committed to stimulating economic growth within the communities we serve in the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  In essence, our role as a stable and trusted financial advisor and strong corporate citizen is more important today than ever before.”

Results of Operations

Net income for the March 2009 quarter, when compared to the same quarter in 2008, was impacted primarily by an increase in the provision for loan losses and non-interest expenses, partially offset by an increase in net interest income.

Net interest income for the quarter ended March 31, 2009 amounted to $11.2 million, compared to $9.9 million in the March 2008 quarter, an increase of $1.3 million or 13%. The increase in net interest income over the comparable prior-year period was due primarily to strong loan growth. Average loan balances increased $119.4 million, or 14%, for the quarter ended March 31, 2009 compared to the first quarter in 2008. Quarterly net interest margin was 4.17% for the three months ended March 31, 2009, compared to 4.24% and 4.18% for the quarters ended December 31, 2008 and March 31, 2008, respectively.

The provision for loan losses amounted to $1.1 million for the three months ended March 31, 2009 compared to $317 thousand for the same period in 2008. The increased provision was due to several factors, including 2009 net charge-offs of $386 thousand compared to net recoveries of $24 thousand for the same period last year; an increase in specific reserves on impaired loans; and loan growth during the period. The allowance for loan losses to total loans ratio was 1.64% at March 31, 2009, compared to 1.61% at March 31, 2008. In light of the current economic environment, overall asset quality remains solid, with annualized year-to-date net charge-offs amounting to 0.16% of average total loans in 2009, and non-performing assets to total assets of 0.93% at March 31, 2009 compared to 0.73% and 0.55% at December 31, 2008 and March 31, 2008, respectively.

Non-interest income for the three months ended March 31, 2009 and March 31, 2008 amounted to $2.4 million. Net gains on security sales of $971 thousand, resulting from the sale of securities in the first quarter of 2009, and $758 thousand in other than temporary impairment on certain equity securities amounted to a net of $213 thousand in income, which was an increase of $166 thousand compared to the quarter ended March 31, 2008. Investment advisory income decreased $171 thousand as a result of the decline in the value of assets under management due to market conditions.

Non-interest expense for the three months ended March 31, 2009, amounted to $10.3 million, an increase of 14%, compared to the same quarter last year. The increase in non-interest expense was related primarily to the Company’s strategic growth initiatives resulting in increases in the areas of compensation-related costs, occupancy, and advertising and public relations expenses.  In addition, in 2009 the Company’s deposit insurance premiums increased due to changes in the FDIC insurance assessment rates which applied to all insured banks.

Key Financial Highlights

•                  Total assets were $1.22 billion at March 31, 2009 as compared to $1.18 billion at December 31, 2008, an increase of 3%.

•                  Total loans increased $27.8 million, or 3%, since December 31, 2008 amounting to $976.4 million at March 31, 2009.

•                  Total deposits, excluding brokered deposits, were $925 million at March 31, 2009 compared to $872.5 million at December 31, 2008, an increase of 6%.  Brokered deposits amounted to $72.6 million and $75.4 million on those respective dates.

•                  Investment assets under management amounted to $409.8 million at March 31, 2009 compared to $439.7 million at December 31, 2008, a decrease of 7%.  The decrease is attributable primarily to the effects of declines in the equity markets on investment account balances, as well as declines in commercial sweep account balances during the period.

•                  Total assets under management amounted to $1.65 billion at both March 31, 2009 and December 31, 2008.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 78 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  Enterprise Bank has sixteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and Salem, New Hampshire.  The Company also has a loan production office in Derry, NH. The Company has obtained regulatory approvals to establish a new branch in Derry, NH, and anticipates that this office will be open for business in 2009.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three months ended March 31, 2009 and 2008

(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2009	2008

Interest and dividend income:
Loans	$13,620	$14,562
Investment securities	1,583	1,535
Short-term investments	17	62
Total interest and dividend income	15,220	16,159

Interest expense:
Deposits	3,639	5,363
Borrowed funds	95	586
Junior subordinated debentures	294	294
Total interest expense	4,028	6,243

Net interest income	11,192	9,916

Provision for loan losses	1,102	317

Net interest income after provision for loan losses	10,090	9,599

Non-interest income:
Investment advisory fees	649	820
Deposit service fees	873	877
Bank-owned life insurance	155	154
Other than temporary impairment on investment securities	(758)	—
Net gains on sales of investment securities	971	47
Gains on sales of loans	122	31
Other income	361	468
Total non-interest income	2,373	2,397

Non-interest expense:
Salaries and employee benefits	5,879	5,350
Occupancy expenses	1,894	1,621
Audit, legal and other professional fees	338	407
Advertising and public relations	546	367
Deposit insurance premiums	373	141
Supplies and postage	205	235
Investment advisory and custodial expenses	103	114
Other operating expenses	987	796
Total non-interest expense	10,325	9,031

Income before income taxes	2,138	2,965
Provision for income taxes	620	948

Net income	$1,518	$2,017

Basic earnings per share	$0.19	$0.25

Diluted earnings per share	$0.19	$0.25

Basic weighted average common shares outstanding	8,059,337	7,937,988

Diluted weighted average common shares outstanding	8,065,636	7,980,505

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2009	2008	2008

Assets
Cash and cash equivalents:
Cash and due from banks	$30,631	$21,479	$35,386
Short-term investments	42,231	3,797	5,647
Total cash and cash equivalents	72,862	25,276	41,033

Investment securities at fair value	118,941	159,373	145,140
Loans, less allowance for loan losses of $15,985 at March 31, 2009, $15,269 at December 31, 2008 and $13,886 at March 31, 2008, respectively	960,449	933,372	846,776

Premises and equipment	22,457	21,651	19,763
Accrued interest receivable	5,232	5,357	5,766
Deferred income taxes, net	9,448	9,349	7,304
Bank-owned life insurance	13,426	13,290	12,876
Prepaid income taxes	507	1,034	2,786
Prepaid expenses and other assets	5,908	5,910	58
Core deposit intangible, net of amortization	176	209	309
Goodwill	5,656	5,656	5,656

Total assets	$1,215,062	$1,180,477	$1,087,467

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$997,597	$947,903	$905,587
Borrowed funds	104,244	121,250	72,589
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	8,919	7,546	6,709
Accrued interest payable	1,309	1,849	3,176

Total liabilities	1,122,894	1,089,373	998,886

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 8,151,781 and, 8,025,239 and 7,956,187 shares issued and outstanding at March 31, 2009, December 31, 2008 and March 31, 2008, respectively	82	80	80
Additional paid-in capital	30,233	29,698	28,660
Retained earnings	60,955	60,200	58,820
Accumulated other comprehensive income	898	1,126	1,021

Total stockholders’ equity	92,168	91,104	88,581

Total liabilities and stockholders’ equity	$1,215,062	$1,180,477	$1,087,467

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	three months	year	three months
	ended	ended	ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2009	2008	2008
Balance Sheet Items:
Total assets	$1,215,062	$1,180,477	$1,087,467
Loans serviced for others	28,933	28,341	24,998
Investment assets under management	409,772	439,711	532,687
Total assets under management	$1,653,767	$1,648,529	$1,645,152

Book value per share	$11.31	$11.35	$11.13
Dividends per common share	$0.095	$0.360	$0.090
Total capital to risk weighted assets	10.62%	10.70%	11.24%
Tier 1 capital to risk weighted assets	9.36%	9.45%	9.98%
Tier 1 capital to average assets	8.10%	8.28%	8.75%
Allowance for loan losses to total loans	1.64%	1.61%	1.61%
Non-performing assets	$11,272	$8,585	$5,971
Non-performing assets to total assets	0.93%	0.73%	0.55%

Income Statement Items (annualized):
Return on average assets	0.52%	0.51%	0.77%
Return on average stockholders’ equity	6.67%	6.26%	9.25%
Net interest margin (tax equivalent)	4.17%	4.23%	4.18%